Exhibit 12
MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for ratios)	2017	2016	2015	2014	2013
EARNINGS:
Income from Continuing Operations Before Income Taxes	$2,886	$1,991	$3,161	$3,827	$3,429
Add:
Fixed charges	546	515	509	327	246
Equity affiliate loss (income) — net	17	12	13	8	(15)
Amortization of capitalized interest	21	20	18	17	16
Less:
Capitalized interest	(44)	(32)	(26)	(28)	(23)
Earnings available for fixed charges	$3,426	$2,506	$3,675	$4,151	$3,653
FIXED CHARGES:
Interest expense(3)	$455	$437	$434	$250	$176
Capitalized interest	44	32	26	28	23
Portion of rents representative of interest factor	47	46	49	49	47
Total Fixed Charges	$546	$515	$509	$327	$246
Ratio of Earnings to Fixed Charges	6.27	4.87	7.22	12.69	14.85

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2017	2016	2015	2014	2013
Short-Term Debt	$870	$1,587	$615	$233	$51
Long-Term Debt (2)	7,254	7,453	8,429	7,465	2,048
Total Debt	8,124	9,040	9,044	7,698	2,099
Total Monsanto Company Shareowners’ Equity	6,438	4,534	6,990	7,875	12,559
Debt-to-Capital Ratio	56%	67%	56%	49%	14%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

(2)	Prior period balances have been updated to conform with current period presentation for the adoption of the accounting standard update “Presentation of Debt Issuance Costs” in fiscal year 2015.

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2017	2016	2015	2014	2013
Total Current Assets	$8,651	$8,157	$10,625	$9,675	$10,077
Total Current Liabilities	6,398	6,729	5,177	5,112	4,336
Current Ratio	1.35	1.21	2.05	1.89	2.32

(1)	Current ratio represents total current assets divided by total current liabilities.